EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S‑1 of our report dated April 4, 2023, relating to the consolidated financial statements of SharpLink Gaming Ltd. and Subsidiaries (the “Company”), appearing in the Annual Report on Form 10-K of the Company as of and for the year ended December 31, 2022. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Cherry Bekaert LLP

Raleigh, North Carolina

April 21, 2023